Exhibit 99.1

OPNET Announces Preliminary Financial Results for First Quarter of Fiscal 2011 and

Schedules Teleconference/Webcast to Review Preliminary Results for Wednesday, July 14,

2010

Estimated revenue below guidance;

Estimated EPS within guidance

BETHESDA, MD—July 14, 2010—OPNET Technologies, Inc. (NASDAQ: OPNT), a leading provider of software for managing applications and networks, today announced that based on preliminary estimates it expects revenue for the first fiscal quarter, ended June 30, 2010, to be in the range of $30.9 to $31.1 million, compared to its guidance range of $32.0 to $34.5 million. Based on these preliminary estimated financial results, diluted earnings per share for the first quarter of fiscal 2011 are expected to be between $0.05 and $0.06, within the previously guided range of $0.03 to $0.08.

Marc A. Cohen, OPNET’s Chairman and CEO, stated, “While we are disappointed that we did not achieve our revenue guidance for the quarter, our focus on cost controls enabled our preliminary estimated EPS to fall within our guidance range. Our Q1 estimated revenue results were affected by several factors. First, seasonal customer buying patterns were more pronounced in the June quarter than we anticipated. Second, we booked a large multi-product deal valued at over $2.7 million, including licenses, maintenance, and services, for which ratable revenue recognition was required. This deal will ratably contribute approximately $1.6 million to product revenue over the one-year contract term due to the inclusion of one-year term licenses, which represented only 17% of the total product licenses purchased. Third, several key six-figure deals totaling over $1.2 million were delayed for administrative reasons. Of these transactions, we booked approximately $850 thousand in business in the first half of July.”

Mr. Cohen continued, “It is important to note that our closure rates this quarter were not impacted by competitive losses. We believe our preliminary Q1 revenue results are not a reflection of our business strength. We remain confident that our market opportunity and the competitive advantages offered by our products will enable us to generate long-term growth in revenue and profitability.”

Based on preliminary estimates:

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Product revenue increased year-over-year by approximately 45% from $8.9 million from the same quarter in fiscal 2010. Product revenue for the quarter decreased sequentially by approximately 21% from $16.2 million for the fourth quarter of fiscal 2010.

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Product updates, technical support and services revenue increased year-over-year by approximately 8% from $11.3 million from the same quarter of fiscal 2010. Product updates, technical support and services revenue decreased sequentially by approximately 1% from $12.4 million for the fourth quarter of fiscal 2010.

OPNET will hold an investor conference call on Wednesday, July 14, 2010 at 6:00pm EDT to review preliminary financial results for the first quarter of fiscal 2011.

To listen to the OPNET investor conference call:

•	Call 877-377-0149 in the U.S. or 408-337-0151 for international callers, or

•	Use the webcast at www.opnet.com. Investors are advised to go to the web site at least 15 minutes early to register, download, and install any necessary audio software.

To listen to the archived call:

•

Call the replay phone number at 800-642-1687 or 706-645-9291 for international callers. For replay, enter passcode # 87767055. The replay will be available from 8:00 pm Eastern Time July 14th through 11:59 pm Eastern Time July 21st.

•	The webcast will be available at www.opnet.com, archived for seven days.

More detailed financial results for the first quarter of fiscal 2011 will be released after the market closes on Thursday, August 5, 2010.

About OPNET Technologies, Inc.

Founded in 1986, OPNET Technologies, Inc. (NASDAQ:OPNT) is a leading provider of management software for managing applications and networks. For more information about OPNET and its products, visit www.opnet.com.

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OPNET, OPNET Technologies, Inc. and all OPNET software product names are trademarks of OPNET Technologies, Inc. All other trademarks are the property of their respective owners.

Statements in this press release that are not purely historical facts may constitute forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. OPNET Technologies, Inc. (“OPNET”) assumes no obligation to update statements. Forward-looking statements, including statements concerning expected revenue and diluted earnings per share for the first quarter of fiscal 2011, are predictions based upon information available to OPNET as of the date of this press release and involve risks and uncertainties; therefore, actual events or results may differ materially. Factors that may cause OPNET’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements include, among others, those factors listed under the caption “Risk Factors” in OPNET’s Annual Report on Form 10-K for the fiscal year ended March 31, 2010, as filed with the Securities and Exchange Commission on June 4, 2010. The risk factors set forth in the Company’s Form 10-K under the caption “Risk Factors” are specifically incorporated by reference into this press release. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Note to editors: The word OPNET is spelled with all upper-case letters.

OPNET Media Contact:	OPNET Investor Relations:
Margarita Castillo	Mel Wesley
OPNET Technologies, Inc.	OPNET Technologies, Inc.
(240) 497-3000	(240) 497-3000
Media@opnet.com	ir@opnet.com
www.opnet.com	www.opnet.com